SCHEDULE VIII
                   ROHM  AND HAAS COMPANY AND SUBSIDIARIES
                      VALUATION AND QUALIFYING ACCOUNTS

                                              YEAR ENDED DECEMBER 31,
                                      ---------------------------------------
                                      1993              1992             1991
                                      ----              ----             ----
                                               (millions of dollars)

Deducted from Accounts Receivable--
  Allowances for losses:
    Balance at beginning of year.....  $12               $10              $ 7
    Additions charged to earnings....    2                 2                4
    Other (Note A)...................   (4)               --               (1)
                                       ---               ---              ---
    Balance at end of year...........  $10               $12              $10
                                       ===               ===              ===



Deducted from Notes Receivable--
  Allowances for losses:
    Balance at beginning of year.....  $ 4               $ 4              $--
    Additions charged to earnings....   --                --                4
    Recoveries.......................   (4)               --               --
                                       ---               ---              ---
    Balance at end of year...........  $--               $ 4              $ 4
                                       ===               ===              ===



Note A: Other changes primarily consist of uncollectible balances charged to allowance, net of recoveries.

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